Exhibit 99.1
Amkor Raises Fourth Quarter 2005 Revenue and Gross Margin Guidance
CHANDLER, Ariz.- December 20, 2005 — Amkor Technology, Inc. (NASDAQ:AMKR) today announced that due to stronger than anticipated demand throughout the quarter, the company expects fourth quarter 2005 revenue and gross margin to be above the guidance level given on October 26, 2005. Amkor now expects fourth quarter assembly and test revenues to be approximately 13% to 15% higher than the third quarter of 2005 with associated gross margin in the range of 22% to 23% compared with earlier guidance of a 6% to 8% sequential increase in revenues and associated gross margin in the range of 19% to 20%.
“Higher than expected revenue in the fourth quarter of 2005 is attributable to strong demand in our major product groups including test,” said James Kim, Amkor’s Chairman and Chief Executive Officer. “Improved factory utilization coupled with product mix and higher average selling prices contributed to better than expected gross margin. Our customers’ forecasts indicate continued strong demand into the first quarter of 2006.”
Amkor is a leading provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.
Forward Looking Statement Disclaimer
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the following: Amkor’s financial performance, including expected revenue and gross margins, and continued business momentum. These forward-looking statements are subject to a number of risks and uncertainties that could affect future results and cause actual results and events to differ materially from historical and expected results, including, but not limited to, dependence on the highly cyclical nature of the semiconductor industry, fluctuation in operating results, the decline in average selling prices, our high leverage and the restrictive covenants contained in the agreements governing our indebtedness, the absence of significant backlog in our business, our dependence on international operations and sales, difficulties integrating acquisitions, our dependence on materials and equipment suppliers, capital expenditure requirements, the increased litigation incident to our business, rapid technological change, competition, our need to comply with existing and future environmental regulations, the enforcement of intellectual property rights by or against us and continued control by existing stockholders.

Further information on risk factors that could affect the outcome of the events set forth in these statements and that could affect the company’s operating results and financial condition is detailed in the company’s filings with the Securities and Exchange Commission, including the reports on Form 10-K/A for the year ended December 31, 2004 and Form 10-Q for the quarter ended September 30, 2005. Amkor undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this document.
Contact:
Jeffrey Luth
VP Corporate Communications
480-821-5000 ext. 5130
jluth@amkor.com